Exhibit 10.4

ZIMMER BIOMET HOLDINGS, INC.

EXECUTIVE PERFORMANCE INCENTIVE PLAN

(As Amended May 7, 2013 and Further Amended as of June 24, 2015)

1. Purpose: This document, the Zimmer Biomet Holdings, Inc. Executive Performance Incentive Plan (the “Plan”), amends and restates the Prior Plan. The Plan’s purpose is to promote the interests of the Company and its stockholders by providing additional compensation as incentive to certain key executives who contribute materially to the success of the Company and its Subsidiaries and Affiliates.

2. Definitions: The following terms when used in the Plan shall, for the purposes of the Plan, have the following meanings:

“Affiliate” means any entity in which the Company has an ownership interest of at least 20%.

“Adjusted” refers to operating performance measures that have been adjusted to exclude the effects of certain items or events that occur or otherwise impact reported results during a performance period, as approved by the Committee and disclosed from time to time in the Company’s quarterly or annual earnings releases.

“Award” means the compensation payable to a Participant as described in Section 5.

“Board” means the Board of Directors of Zimmer Biomet Holdings, Inc.

“Code” means the Internal Revenue Code of 1986, as amended, and its interpretive rules and regulations.

“Company” means Zimmer Biomet Holdings, Inc., its Subsidiaries and Affiliates.

“Committee” means the Compensation and Management Development Committee of the Board, which shall consist of not less than two (2) members of the Board who meet the definition of “outside directors” under Code Section 162(m) and the definition of “non-employee directors” under the Exchange Act.

“Current Portion” means the portion of an Award that is not deferred pursuant to Section 10.

“Deferred Portion” means the portion, if any, of an Award that is deferred pursuant to Section 10.

“Disability” means total disability as defined by the Company’s group long-term disability insurance policy applicable to Participants.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and its interpretive rules and regulations.

“Executive Officer” means a Participant who has been designated by the Board as an executive officer pursuant to Rule 3b-7 under the Exchange Act.

“Final Payment Date” means, with respect to Awards for a Fiscal Year, the date that the final Current Portions of Awards are paid to Participants after the end of the Fiscal Year.

“Fiscal Year” means a fiscal year of the Company.

“Free Cash Flow” means net cash provided by operating activities less additions to instruments and other property, plant and equipment.

“Fund” means an investment fund, index, or other measure designated by the Committee pursuant to Section 10 to serve as a notional measure of earnings and losses on the Deferred Portion of any Award.

“Participant” means a key executive of the Company chosen to participate in the Plan in any applicable Fiscal Year.

“Plan” means this document as it may be amended from time to time.

“Prior Plan” means the Zimmer Holdings, Inc. Executive Performance Incentive Plan in effect prior to May 7, 2013.

“Regulations” means rules and regulations adopted by the Committee pursuant to Section 3.

“Retirement” means a Participant’s voluntary termination of employment with the Company on or after the earlier of (i) the Participant’s 65th birthday, or (ii) the date as of which the Participant has both attained 55 years of age and completed 10 years of service with the Company.

“Section 409A Standards” means the applicable requirements and standards for non-qualified deferred compensation plans established by Code Section 409A.

“Separation from Service” means a Participant’s death, Retirement, or termination of employment with the Company. Whether a Separation from Service has occurred will be determined in accordance with the Section 409A Standards, including §1.409A-1(h).

“Specified Employee” has the meaning given in Code Section 409A(a)(2)(B)(i). The determination of which individuals are Specified Employees will be made in accordance with such rules and practices, consistent with the Section 409A Standards, as are established from time to time by the Board or its designee.

“Subsidiary” means any corporation that at the time qualifies as a subsidiary of the Company under the definition of “subsidiary corporation” in Code Section 424.

“Unforeseeable Emergency” means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or the Participant’s dependent (as defined in Code Section 152, without regard to Sections 152(b)(1), (b)(2), and (d)(1)(B)); loss of the Participant’s property due to casualty; or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the Participant’s control.

3. Administration: The Plan shall be administered under the supervision of the Board, which may exercise its powers, to the extent herein provided, through the agency of the Committee.

The Committee, from time to time, may adopt Regulations for carrying out the provisions and purposes of the Plan and make such determinations, not inconsistent with the terms of the Plan, as the Committee deems appropriate. The Committee may alter, amend or revoke any Regulation adopted.

The authority of the Committee shall include the right to exercise discretion at any time prior to the payment of an Award to increase an Award subject to the maximum provided in Section 7 or reduce the Award to any amount, including zero, that is below the computed amount of the Award; provided, however, the Committee shall not have the discretion to increase an Award with respect to any Participant who is, or may reasonably be expected to be, subject to Code Section 162(m) or any successor provision. The reduction of the Award to one or more Participants shall not have the effect of increasing the Award payable to any other Participant.

The Committee may delegate its responsibilities for administering the Plan with respect to Participants who are not Executive Officers to a committee of two or more Executive Officers. Any Awards under the Plan to members of this committee shall be referred to the Committee or Board for approval.

4. Participation:

(a) Committee Determinations. For each Fiscal Year, the Committee shall determine not later than 90 days after the commencement of that Fiscal Year the names of those key executives who will be Participants for the Fiscal Year.

(b) Addition of Participants. The Committee may determine that a key executive should be designated a Participant after the commencement of a Fiscal Year due to commencement of employment or promotion. In such event, the Committee may make an Award to such a Participant for a portion of the remainder of the Fiscal Year commencing the first day of the Fiscal Year quarter coinciding with or next following the day on which that Participant was employed or promoted.

(c) Termination of Participants. A key executive shall cease to be a Participant upon Separation of Service for any reason.

5. Determination of Performance Measures and Targets: For each Fiscal Year, not later than 90 days after the commencement of that Fiscal Year, the Committee shall determine:

(a) The performance measures that will be used to determine the Awards to Participants, which may include one or more of the following, either reported or Adjusted, and either individually, alternatively or in any combination: net sales; revenue; gross profit; operating profit; net earnings; earnings per share; profit margin (gross, operating or net); cash flow, net cash flow or free cash flow; acquisition integration synergies (measurable savings and efficiencies resulting from integration); acquisition integration milestone achievements; stock price performance; total stockholder return; expense reduction; debt or net debt reduction; financial return ratios (including return on equity, return on assets or net assets, return on capital or invested capital and return on operating profit); earnings before interest, taxes, depreciation and amortization; earnings before interest and taxes; quality measures; and regulatory compliance measures. Any of the foregoing performance measures may be subsequently adjusted by the Committee to exclude the effects of unanticipated material transactions or events such as acquisitions, divestitures, accounting changes, restructurings and special charges or gains (determined according to objective criteria established by the Committee), but only to the extent permitted by Code Section 162(m).

(b) The specific targets for each of the selected performance measures that will determine the amount of the Award, which may be set at a specific level or growth rate. Any targets or performance measures may be applied to the Company or any Subsidiary, or subdivision thereof, or may be expressed as relative to comparable measures at peer companies or a defined index.

(c) Whether a percentage of an Award shall be deferred or whether a Participant may elect to defer payment of a percentage (not less than 25%) of an Award pursuant to the provisions of Section 10. The Current Portion of any Award shall be paid subject to the provisions of Section 6. Any Award that includes a Deferred Portion shall be subject to the terms and conditions stated in Section 10 and in any Regulations.

6. Payment of Current Portion of Performance Incentive Awards:

(a) Time of Determination of Award. Subject to such forfeitures of Awards and other conditions as are provided in the Plan, the Awards made to Participants shall be paid to them or their beneficiaries as follows:

(i) As soon as practicable after the end of a Fiscal Year, the Committee shall determine the extent to which Awards have been earned on the basis of the actual performance in relation to the specific targets for the performance measures established for that Fiscal Year and shall certify in writing those determinations. The Current Portion of any Award for a Fiscal Year shall be paid in a lump sum not later than 2 1⁄2 months after the end of the Fiscal Year.

(ii) Except as provided in the following sentence or by a Regulation, a Participant must be employed by the Company on the Final Payment Date with respect to an Award to be entitled to payment of the Current Portion of such Award. If a Participant experiences a Separation from Service prior to the end of a Fiscal Year because of the Participant’s death, Disability or Retirement, the Participant or his designated beneficiary, where applicable, shall be eligible, at the Committee’s discretion, to receive a prorated portion of any Award granted to the Participant for that Fiscal Year based upon eligible earnings paid to the Participant in such year.

(iii) While no Participant has an enforceable right to receive a Current Portion until the end of the Fiscal Year as outlined in subparagraph (i) above, the Committee, in its discretion, may make a provisional payment of part of the Current Portion of an Award, in accordance with the Regulations, based on tentative estimates of the amount of the Current Portion, subject to any terms and conditions the Committee may establish. A Participant shall be required to repay any portion or all of such provisional payments in order that the total payments may not exceed the Current Portion as finally determined, or if the Participant shall forfeit his or her Award for any reason during the Fiscal Year. The Committee may exclude a Participant from receiving any provisional payment pursuant to this subparagraph (iii).

(b) Withholding. There shall be deducted from all payments of Awards any taxes required to be withheld by any government entity and paid over to any such government in respect of any such payment. Unless otherwise elected by the Participant, such deductions shall be at the established withholding tax rate. Participants may elect to have the deduction of taxes cover the amount of any applicable tax (the amount of withholding tax plus the incremental amount determined on the basis of the highest marginal tax rate applicable to the Participant).

(c) Form of Payment. The Current Portion of an Award shall be paid entirely in cash.

7. Maximum Awards: Notwithstanding anything elsewhere in the Plan to the contrary, the maximum amount of any Award that may be payable to a Participant in respect of any single Fiscal Year will be 400% of the Participant’s base rate of salary determined as of the beginning of such Fiscal Year.

8. Conditions Imposed on Payment of Awards: Payment of each Award to a Participant or to the Participant’s beneficiary shall be subject to the following provisions and conditions:

(a) Rights to Awards. No Participant or any person claiming under or through the Participant shall have any right or interest, whether vested or otherwise, in the Plan or in any Award thereunder, contingent or otherwise, unless and until all of the terms, conditions and provisions of the Plan and the Regulations that affect that Participant or such other person shall have been complied with. Nothing contained in the Plan or in the Regulations shall require the Company to segregate or earmark any cash, shares, stock, or other property. Neither the adoption of the Plan nor its operation shall in any way affect the rights and power of the Company or any of its Subsidiaries or Affiliates to dismiss and/or discharge any employee at any time.

(b) Assignment or Pledge of Rights of Participant. No rights under the Plan, contingent or otherwise, shall be assignable or subject to any encumbrance, pledge or charge of any nature, except that a Participant may designate a beneficiary pursuant to the provisions of Section 9.

(c) Right to Payment. No absolute right to any Award shall be considered as having accrued to any Participant prior to the Final Payment Date, and then such right shall be absolute only with respect to any Current Portion thereof. The Deferred Portion will continue to be forfeitable and subject to all of the conditions of the Plan. No Participant shall have any enforceable right to receive any Award made with respect to a Fiscal Year or to retain any payment made with respect thereto if, for any reason (death included), the Participant, during such entire Fiscal Year, has not performed his or her duties to the satisfaction of the Company.

9. Designation of Beneficiary: A Participant may name a beneficiary to receive any payment to which the Participant may be entitled under the Plan in the event of the Participant’s death, on a form approved by the Committee. A Participant may change his or her beneficiary from time to time in the same manner.

If no designated beneficiary is living on the date on which any payment becomes payable to a Participant’s beneficiary, the payment will be payable to the Participant’s estate.

10. Deferral of Payments: The Deferred Portion of an Award shall be subject to the following provisions:

(a) Mandatory Deferrals. The Committee, in its sole discretion, may require all or any portion of any Award to be a Deferred Portion. The Committee’s determination as to whether to require a Deferred Portion for any Award shall be made on or before January 15 of the Fiscal Year for which an Award is earned and shall be irrevocable. If the Committee does not make any such determination by the deadline described in the preceding sentence, the entire portion of any Award for the applicable Fiscal Year shall be deemed the Current Portion.

(b) Elective Deferrals. The Committee, in its sole discretion, will determine whether or not a Participant may elect a Deferred Portion of an Award for a Fiscal Year. Unless otherwise provided by the Committee, a Participant may irrevocably elect to defer any whole percentage between twenty-five percent (25%) and ninety-five percent (95%) of any Award earned for a Fiscal Year by filing a deferral election form with the Company’s Compensation Department on or before January 15 of that Fiscal Year.

(c) Crediting of Deferred Portion. The Deferred Portion, if any, of a Participant’s Award will be credited to a record keeping account in the Participant’s name as of the Final Payment Date.

(d) Earnings on Deferred Portion. Prior to the beginning of a Fiscal Year, the Committee shall designate the Funds among which a Participant may elect to serve as the measure(s) of earnings and losses to be credited on the Deferred Portion of an Award. The Funds may include a Fixed Income Fund, an Equity Fund, and any other Fund the Committee may select. For the Deferred Portion of Awards granted prior to January 1, 2008, the Funds may also include a Company Stock Fund. A Participant shall allocate the Deferred Portion, if any, of his Award for a Fiscal Year among the Funds then offered under the Plan at the same time he elects to defer a portion of his Award. The Committee shall designate the Fund that will serve as the measure of earnings and losses on the Deferred Portion for any Participant who fails to make a timely allocation election. A Participant’s allocation election (or deemed allocation election) shall be effectuated as of the applicable Final Payment Date. In the event the Committee offers a Company Stock Fund, a Participant who elects the Company Stock Fund is not entitled to dividends or voting rights.

(e) Changes to Allocation Elections. Prior to the beginning of each Fiscal Year, the Committee shall determine if the Fund(s) used to value the account of any Participant may be changed from the Fund currently used to any other Fund established for use under this Plan. Unless otherwise provided by the Committee, a Participant, including one who has terminated employment, or a beneficiary may elect to reallocate the value of his Deferred Portion among the Funds by completing and filing an allocation form with the Company’s Compensation Department on or before January 15 of the Fiscal Year in which the reallocation is to become effective. A reallocation election will be effectuated as of the immediately following Final Payment Date, except to the extent that the Committee rejects or limits the election. The Committee shall have the discretion to limit or deny any Participant’s or beneficiary’s reallocation election. The Committee shall notify a Participant or beneficiary of any change or rejection of his proposed allocation election within seven (7) days of its decision to reject or limit the election.

(f) Payment of Deferred Portion.

(i) Except as provided in the following sentence, a Participant’s Deferred Portion shall be distributed on (or, in the case of installments, commencing on) the first business day of the first calendar month that begins at least fifteen (15) calendar days after the Participant’s Separation from Service. If a Participant is a Specified Employee at the time of his Separation from Service, then his Deferred Portion shall be distributed on (or, in the case of installments, commencing on) the date that is six (6) months after the date on which the Participant’s Separation from Service occurs.

(ii) With respect to any Award granted on or after January 1, 2008, the Deferred Portion shall be distributed in a single lump sum payment.

(iii) With respect to any Award that is subject to the Section 409A Standards and was granted before January 1, 2008, the Deferred Portion shall be distributed, in cash, either in a lump sum or in annual installments over a specified period, not to exceed ten (10) years, as elected by the Participant in accordance with this subparagraph (iii). To be valid and effective, a Participant’s distribution election must either be a transition election made in accordance with the following sentence or it must have been made in 2005 (in accordance with the Section 409A Standards then in effect) or by January 15 of the Fiscal Year for which the Award to which it pertains was granted. On or before December 31, 2008, a Participant may make a one-time, irrevocable transition election to designate or change the form of distribution for his entire Deferred Portion, by submitting to the Company’s Compensation Department a written election form satisfactory to the Committee. The form of distribution so elected must either be a single lump sum payment or annual installment payments over a specified period, not to exceed ten (10) years. A transition election shall become effective as of the first day of the first Fiscal Year that begins after the date on which the Participant submits the written election to the Company’s Compensation Department. If a Participant does not make any election in accordance with the foregoing provisions of this subparagraph (iii), he shall be deemed to have elected to receive his entire Deferred Portion in a single lump sum payment.

(g) Mandatory Cash Out of Small Amounts. If, at any time after the commencement of installment payments with respect to a Participant, the entire unpaid value of the Participant’s Deferred Portion does not exceed $15,000, the entire remaining balance of the Participant’s Deferred Portion shall be paid in a lump sum cash payment.

(h) Assignment of Rights by Participant or Beneficiary. If any Participant or beneficiary of a Participant attempts to assign his rights under the Plan in violation of the provisions hereof, the Company’s obligation to make any further payments to such Participant or beneficiary shall immediately terminate.

(i) Fund Composition and Valuation. Deferred Portions of Awards under the Plan shall be valued and maintained as follows:

(i) In accordance with the provisions, and subject to the conditions, of the Plan and the Regulations, the Deferred Portion shall be valued in reference to the Participant’s account(s) in the Equity Fund, in the Fixed Income Fund, in the Company Stock Fund, and in any other Fund established under this Plan. Account balances shall be maintained as dollar values, units, or share equivalents, as appropriate based upon the nature of the Fund. For unit or share-based Funds, the number of units or shares credited shall be based upon the established unit or share value as of the last day of the quarter preceding the crediting of the Deferred Portion.

(ii) Investment income credited to Participants’ accounts under the Fixed Income Fund shall be based upon the prevailing rates of return experienced by the Company. The investment income credited to Participants under the Equity Fund shall be established based upon an established market index reflecting the rate of return on equity investments. The Company shall advise Participants of the specific measures used and the current valuations of these Funds as appropriate to facilitate deferral decisions and investment allocation choices and to communicate payout levels. The Company Stock Fund shall consist of units valued as one share of common stock of Zimmer Biomet Holdings, Inc. (par value $0.01).

(iii) Nothing contained in the Fund definitions in subparagraphs (i) and (ii) above shall require the Company to segregate or earmark any cash, shares, stock or other property to determine Fund values or maintain Participant account levels.

(iv) The establishment of the “Fixed Income Fund,” the “Equity Fund” and the “Company Stock Fund” as detailed in subparagraphs (i) and (ii) of this paragraph shall not preclude the right of the Committee to direct the establishment of additional Funds. In establishing additional Funds, the Committee shall determine the criteria to be used for determining the value of such Funds.

(j) Distributions Upon Unforeseeable Emergency. The Committee may, at its sole discretion, allow for the early payment of a Participant’s Deferred Portion in the event of an Unforeseeable Emergency. Such distributions shall be limited to the amount necessary to sufficiently address the financial hardship, and distribution will not be permitted to the extent that the Unforeseeable Emergency may reasonably be relieved through reimbursement or compensation by insurance or otherwise, or by liquidation of the Participant’s assets (to the extent liquidation would not itself cause a financial hardship). Any distributions under this paragraph shall be consistent with the Section 409A Standards.

11. Miscellaneous:

(a) Acceptance by Participant. By accepting any benefits under the Plan, each Participant and each person claiming under or through him shall be conclusively deemed to have indicated acceptance and ratification of, and consent to, any action taken or made to be taken or made under the Plan by the Company, the Board and the Committee.

(b) Conclusive Actions. Any action taken or decision made by the Company, the Board or the Committee arising out of or in connection with the construction, administration, interpretation or effect of the Plan or of the Regulations shall lie within its absolute discretion, as the case may be, and shall be conclusive and binding upon all Participants and all persons claiming under or through any Participant.

(c) No Liability. No member of the Board or the Committee shall be liable for any action or failure to act, or any action or failure to act of any other member, or of any officer, agent or employee of the Company, as the case may be, except for his or her own actions or inactions done in bad faith. The fact that a member of the Board or the Committee shall have previously been or subsequently thereafter may be a Participant in the Plan shall not disqualify such a person from voting at any time as a director with regard to any matter concerning the Awards, or in favor of or against any amendment or alteration of the Plan, provided that the amendment or alteration shall be of general application.

(d) Reliance on Third Parties. The Board and the Committee may rely upon any information supplied to them by any officer of the Company or any of its Subsidiaries or Affiliates and may rely upon the advice of counsel in connection with the administration of the Plan and shall be fully protected in relying upon information or advice.

(e) Grounds for Recovery. After the certification of attainment of the specific targets for performance measures as described in subparagraph 6(a)(i) above, no adjustments will be made to reflect any subsequent change in accounting, the effect of federal, state or municipal taxes later assessed or determined, or otherwise. Notwithstanding the foregoing, the Company reserves the right to and, in appropriate cases, will, seek recovery of all or any portion of Award if:

(i) The amount of the Award was calculated based upon the achievement of certain financial results that were subsequently the subject of a restatement of all or a portion of the Company’s financial statements;

(ii) The Participant engaged in intentional misconduct that caused or partially caused the need for such a restatement; and

(iii) The amount of the Award that would have been awarded to the Participant had the financial results been properly reported would have been lower than the amount actually awarded.

This subsection is not intended to limit the Company’s power to take such other actions as it deems necessary to remedy the misconduct, prevent its recurrence and, if appropriate, based on all relevant facts and circumstances, punish the wrongdoer in a manner it deems appropriate.

(f) Other Bases for Forfeiture, Recovery or Other Actions. Awards and any compensation or benefits associated therewith shall be subject to repayment or forfeiture as may be required to comply with (i) any applicable listing standards of a national securities exchange adopted in accordance with Section 10D of the Exchange Act (regarding recovery of erroneously awarded compensation) and any implementing rules and regulations of the U.S. Securities and Exchange Commission adopted thereunder; (ii) similar rules under the laws of any other jurisdiction; and (iii) any policies adopted by the Company to implement such requirements, all to the extent determined by the Company in its discretion to be applicable to a Participant. Any agreement evidencing an Award may be unilaterally amended by the Committee to comply with any such compensation recovery policy.

12. Adoption, Amendment, Suspension and Termination of the Plan:

(a) Effective Time. The Plan became effective on May 7, 2013 upon the affirmative vote of a majority of votes cast at the 2013 annual meeting of stockholders. The Plan was amended as of June 24, 2015 to change the name of the Plan to the Zimmer Biomet Holdings, Inc. Executive Performance Incentive Plan. Unless terminated earlier, the Plan shall terminate on May 31, 2020.

(b) Termination and Amendment. Subject to the limitations set forth in subparagraph (c) below, the Board may at any time suspend or terminate the Plan and may amend it from time to time in such respects as the Board may deem advisable, subject to any requirements for stockholder approval imposed by applicable law, including Code Section 162(m).

(c) Rights of Participants. No amendment, suspension or termination of the Plan shall, without the consent of the person affected thereby, materially, adversely alter or impair any rights or obligations under any Award previously awarded under the Plan.

13. Compliance with Section 409A Standards: It is intended that this Plan and all Awards hereunder comply with the applicable Section 409A Standards and will be construed accordingly. In construing or interpreting any vague or ambiguous Plan provision, the interpretation that will prevail is the interpretation that will cause the Plan to comply with the applicable Section 409A Standards. To the extent that any terms of the Plan or an Award would subject any Participant to gross income inclusion, interest, or additional tax pursuant to Code Section 409A, those terms are to that extent superseded by the applicable Section 409A Standards.

14. Governing Laws: The validity, interpretation and effect of the Plan, and the rights of all persons hereunder, shall be governed by and determined in accordance with the laws of the State of Indiana, other than the choice of law rules thereof.